EXHIBIT NO. 12

NUI CORPORATION AND SUBSIDIARIES

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                  Year Ended September 30,

	2002	2001*	2000*	1999	1998
Income from continuing operations before income taxes	$27,383	$46,022	$34,999	$41,718	$21,024

Add:
Interest element of rentals
charged to income (a)	3,752	3,239	2,345	3,144	3,239
Interest expense	22,454	25,067	21,708	21,836	20,496
Earnings as defined	$53,589	$74,328	$59,052	$66,698	$44,759

Interest expense	$22,454	$25,067	$21,708	$21,836	$20,496
Capitalized interest	173	1,548	754	83	272
Interest element of rentals charged
to income (a)	3,752	3,239	2,345	3,144	3,239
Fixed charges as defined	$26,379	$29,854	$24,807	$25,063	$24,007

Consolidated ratio of earnings to fixed charges	2.03	2.49	2.38	2,66	1.86

(a)     Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

* As Restated (see Note 2 of the Notes to the Consolidated Financial Statements)